Exhibit 99.2

Pericom Semiconductor: (NASDAQ: PSEM) Q1FY15 Earnings

2 Copyright Pericom Semiconductor Corp 2012 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q2FY15 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal second quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2012 Confidential Q1FY15 Q4FY14 Change Revenue $33.3M $32.7M $0.6M Gross Margin 44.2% 43.0% +1.2% Operating Expense $10.9M $11.1M ($0.2M) Operating Income $3.8M $2.9M $0.9M Operating Margin 11.4% 8.9% +2.5% Net Income $3.7M $2.8M $0.9M Net Margin 11.2% 8.6% +2.6% EPS - diluted $0.16 $0.12 $0.04 Tax Rate 27.4% 18.1% (9.3%) Q1FY15 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2012 Confidential Sep 2014 Cash & Investments $124M Working Capital $146M Total Assets $243M Total Liabilities $34M Shareholders’ Equity $209M Book Value / Share $9.53 Tangible Net Worth / Share $9.25 Cash & Investments / Share $5.64 Strong Balance Sheet

5 Copyright Pericom Semiconductor Corp 2012 Confidential » Market Segment » Networking / Telecom 34% » Consumer 16% » PC Notebook 15% » Server / Storage 13% » Embedded 15% » Others 7% » Product Line » ICs – 61% » Frequency Control Products (FCP) – 39% Q1 Revenue Mix » Geographic » Asia – 91% » N. America 6% » Europe 3% » Channel » Distribution – 66% » CMs – 26% » OEMs – 8% » Key End Customers » Top five – 30% » No customer > 10%

6 Copyright Pericom Semiconductor Corp 2012 Confidential » Introduced 23 new products: » Targeted to our focus market segments (in parenthesis) » Signal Integrity – 4 new products: » SAS3 12Gb ReDrivers – (Storage, Server, Cloud Computing) » Very Low Voltage, Low Power USB3 5Gb ReDrivers (Mobile, Computing) » Connectivity – 7 new products: » PCIe GEN2 medium size packet switches (Enterprise, Cloud Computing, Embedded) » Microprocessor Supervisory (Consumer) » Switching – 4 new products: » PCIe GEN3 switch (Server, Storage, Cloud Computing) » DDR Switch (Networking, Computing) » Load and USB Power Switches (Mobile, Computing) » Timing – 8 new products: » Very Low Jitter Clock Generators and Buffers – (Enterprise, Cloud Computing, Telecom) » Real Time Clocks (Mobile) New Products – 1QFY15

7 Copyright Pericom Semiconductor Corp 2012 Confidential Q2 FY15 Business Outlook (Non - GAAP) Range of Estimates Revenue $32.6M to $34.6M Gross Margin 42.5% to 44.5% Operating Expense $10.9M to $11.3M Other Income $0.8M to $1.0M Tax Rate 27% to 29%

8 Copyright Pericom Semiconductor Corp 2012 Confidential Pericom Semiconductor: Enabling High - speed Serial Connectivity ( Nasdaq : PSEM) Fiscal 1Q15 Earnings Q & A